Exhibit 99.1

California Coastal Commission Approves Desalination Slant Well Permit
Decision a Victory for Monterey Peninsula Residents and Businesses

MONTEREY, Calif. (November 18, 2022) – On November 17, 2022, the California Coastal Commission (Commission) supported its staff recommendation and approved a development permit for intake slant wells needed to provide ocean water and brackish groundwater to California American Water’s proposed desalination plant. With this approval, the Monterey Peninsula is a critical step closer to finally solving the region’s decades-long water supply crisis.

“With the Commission’s vote and approval, we have received the major regulatory milestone needed to finally solve the long-standing water supply needs of the Monterey Peninsula,” said Kevin Tilden, president of California American Water. “This is a significant victory for the Carmel River, and will support desperately needed new housing, economic development and vitality, as well as help ensure water security for those who live and work on the Monterey Peninsula.”

The desalination plant is one of three major components that California American Water – the Peninsula’s water provider – has supported to diversify the area’s water supply and relieve the over-drafted Carmel River Aquifer. The other two components of the Monterey Peninsula Water Supply Project are aquifer storage and recovery and a groundwater replenishment and recycled water project that together with other smaller projects will bring drought-proof and environmentally sustainable water supplies to the Monterey Peninsula.

California American Water held more than 24 community workshops and meetings around Monterey County in the last three months to answer questions and receive feedback from community members. Over 100 supporters sent letters and spoke at the Coastal Commission hearing to advocate for the need to develop new water supplies for new housing, jobs, and environmental protection. The company had offered solutions to many of the major concerns that were raised in these meetings, including future system demands, public access to coastal resources and habitat protection.

Additional conditions required by the Commission include California American Water agreeing to expand and improve affordability programs for customers and ongoing outreach and reporting to the City of Marina. A $3 million community benefit for Marina residents to address concerns about the location of the intake wells in the city was also included as a condition.

With the Commission's approval, California American Water expects to receive the remaining customary permits. Construction is expected to begin in 2024 and be in service by the end of 2027. California American Water expects to maximize State Revolving Fund financing and other available grants to help reduce the cost impact to customers.

"This project was conceived a decade ago and has been through extensive review and comment by key stakeholders,” Tilden said. "This was a truly collaborative process that incorporated perspectives and interested parties on the Peninsula whether they be our government partners, community organizations, or individual citizens. We listened and, to the extent reasonably possible, addressed their concerns. Subjects of discussion included water supply needs, affordability, public access, community benefits, saltwater intrusion, equity, and a myriad of other important topics.”

The plant has an initial 4.8 million-gallons-per-day capacity and will rely on greenhouse gas-free renewable energy sources. It is designed, however, to accommodate a phased increase in capacity to provide for future needs for the Peninsula and region, and possible direct public participation in the project. This added flexibility in design was in response to concern regarding future supply needs.

About California American Water: California American Water, a subsidiary of American Water (NYSE: AWK), provides high-quality and reliable water and wastewater services to more than 725,000 people.  Information regarding California American Water’s service areas can be found on the company’s website www.californiaamwater.com.

About American Water: With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable, and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

Media Contacts
Evan Jacobs
Director, External Affairs
Phone: 707-495-6135
Email: evan.jacobs@amwater.com

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